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                             EXHIBIT 23.2

     The consent of KPMG Peat Marwick LLP to the incorporation by reference to the Company's 1997 audited financial statements from the Company's Form 10-K for its fiscal year ending December 31, 1997.
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Auditors' Consent

The Board of Directors
Brenton Banks, Inc.:

We consent to incorporation by reference in Registration Statement on Form S-8 of Brenton Banks, Inc. of our report dated January 30, 1998, relating to the consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Brenton Banks, Inc.


KPMG Peat Marwick
Des Moines, Iowa
January 27, 1999
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